Exhibit 99.1

QTS REPORTS SECOND QUARTER 2020 OPERATING RESULTS

OVERLAND PARK, Kan. – July 27, 2020 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the second quarter ended June 30, 2020.

Second Quarter GAAP & Other Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands except per share data)	2020	2019	2020	2019
Total revenue	$131,640	$119,167	$257,932	$231,856
Net income	$10,209	$7,535	$18,329	$28,683
Net income attributable to common stockholders	$2,847	$438	$3,812	$12,951
Net income (loss) per share attributable to basic common shares (1)	$(0.05)	$(0.03)	$(0.06)	$0.17
Net income (loss) per share attributable to diluted common shares (1)	$(0.05)	$(0.03)	$(0.06)	$0.17
FFO available to common stockholders & OP unit holders (2)	$48,349	$39,779	$92,079	$76,716

(1)	Basic and diluted net income (loss) per share were calculated using the two-class method.
(2)	Includes QTS’ pro rata share of results from its unconsolidated entity.

Additional Second Quarter Highlights

●	Recognized total consolidated revenues of $131.6 million for the quarter ended June 30, 2020, an increase of 10.5% compared to the same period in 2019. Total consolidated revenues do not include QTS’ pro rata share of revenue attributable to its unconsolidated joint venture of $1.8 million and $1.3 million for the quarters ended June 30, 2020 and 2019, respectively.
●	Reported Adjusted EBITDA of $72.8 million for the quarter ended June 30, 2020, an increase of 17.0% compared to Adjusted EBITDA of $62.2 million for the same period in 2019.
●	Reported Operating FFO available to common stockholders and OP unit holders of $48.7 million for the quarter ended June 30, 2020, an increase of 19.4% compared to Operating FFO available to common stockholders and OP unit holders of $40.8 million for the same period in 2019.
●	Reported Operating FFO per fully diluted share of $0.70 for the quarter ended June 30, 2020, an increase of 8.5% compared to Operating FFO per fully diluted share of $0.65 in the same period of 2019.
●	Signed new and modified renewal leases during the second quarter of 2020 aggregating to $21.0 million of incremental annualized rent, net of downgrades.
●	Reported a Company record high annualized booked-not-billed monthly recurring revenue (“MRR”) balance of $111.2 million as of June 30, 2020 compared to $100.9 million as of March 31, 2020.
●	Through incremental sales of common stock sold on a forward basis, as of June 30, 2020, the Company had access to approximately $591 million of undrawn net proceeds from forward sales. These available forward sale proceeds represent funding that is expected to be sufficient to support the Company’s capital development plan for the remainder of 2020 and through the middle of 2021.

“QTS delivered another strong performance during the second quarter, including continued leasing momentum across our three customer verticals, hyperscale, federal and hybrid colocation. As I reflect back on the first half of this year, I am proud of the way that the QTS team has stepped up to the many challenges that were presented, and delivered for each other, our customers and communities, demonstrating their commitment to a culture of service to others,” said Chad Williams, Chairman and CEO of QTS.

1 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Williams added, “The consistency of our results during one of the most challenging economic periods on record, is a testament to the resiliency of our diversified business model and continued strong execution by the QTS team. We look forward to continuing to leverage our strategic differentiators to maintain our momentum, while remaining vigilant regarding the status of the pandemic and its potential impact on our business and customers.”

Financial Results

QTS recognized net income of $10.2 million in the second quarter of 2020 compared to net income of $7.5 million recognized in the second quarter of 2019. Net income attributable to common stockholders recognized in the second quarter of 2020 was $2.8 million compared to net income attributable to common stockholders of $0.4 million recognized in the second quarter of 2019. The change in net income and net income attributable to common stockholders was primarily driven by an increase in total revenues of $12.5 million from the build out and lease up of the Company’s portfolio, partially offset by an increase in total operating expenses of $9.2 million.

QTS generated total revenues of $131.6 million in the second quarter of 2020, an increase of 10.5% compared to total revenue of $119.2 million in the second quarter of 2019. MRR as of June 30, 2020 was $36.1 million compared to MRR as of June 30, 2019 of $32.8 million.

QTS generated $72.8 million of Adjusted EBITDA in the second quarter of 2020, an increase of 17.0% compared to Adjusted EBITDA of $62.2 million for the second quarter of 2019. Adjusted EBITDA during the second quarter of 2020 benefitted from a reduction in utility rates as well as reduced corporate travel expense as a result of the COVID-19 pandemic. The combination of lower utility rates net of recoveries and corporate travel expenses, net of other additional COVID-related expenses, resulted in a benefit to QTS’ second quarter 2020 Adjusted EBITDA results of approximately $1 million relative to QTS’ initial expectations.

Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $48.7 million in the second quarter of 2020, an increase of 19.4% compared to Operating FFO available to common stockholders and OP unit holders of $40.8 million in the second quarter of 2019.

Operating FFO per fully diluted share was $0.70 in the second quarter of 2020, compared to Operating FFO per fully diluted share of $0.65 in the second quarter of 2019.

Leasing Activity

During the quarter ended June 30, 2020, QTS entered into new and modified renewal leases aggregating to $21.0 million of incremental annualized rent. The Company’s second quarter leasing performance was primarily driven by strong sales in its federal and hybrid colocation product verticals, which combined contributed the majority of the total second quarter incremental annualized rent signed. The Company’s second quarter 2020 leasing performance includes the signing of a 5+ megawatt expansion for an existing strategic hyperscale customer supporting a large federal program. This deployment, across multiple existing QTS sites, is set to commence in mid-2021 and represents an expansion of the 5+ megawatt federal customer lease QTS signed during the second quarter of 2019. Pricing on new and modified leases signed during the second quarter was $548 per leased square foot, representing a 24% increase above the prior four quarter average, primarily driven by the premium pricing typically associated with federal and hybrid colocation leases.

During the quarter ended June 30, 2020, QTS renewed leases with total annualized rent of $19.6 million at an average rent per square foot which was 2.6% higher than the annualized rent prior to their renewals. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digit percentage range as compared to pre-renewal pricing.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 0.5% for the three months ended June 30, 2020. Rental churn was 1.1% for the six months ended June 30, 2020.

As of June 30, 2020, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of June 30, 2020) was the highest in Company history and represented $9.3 million, or $111.2 million of annualized rent, and compares to $8.4 million, or $100.9 million of annualized rent at March 31, 2020. The booked-not-billed balance is expected to contribute an incremental $8.8 million to MRR in 2020 (representing $28.4 million in annualized MRR), an incremental $34.5 million in 2021 (representing $52.2 million in annualized MRR), and an incremental $30.5 million in annualized MRR thereafter.

2 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Development

During the quarter ended June 30, 2020, the Company brought online approximately six megawatts of gross power and approximately 42,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Hillsboro, Chicago, and Piscataway facilities at an aggregate cost of approximately $72.4 million. Additionally, during the second quarter of 2020, the Company’s unconsolidated joint venture brought online the third phase at the Manassas facility, representing approximately four megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $22 million at the joint venture’s 100% share, of which the Company’s pro rata share was approximately $11 million. The joint venture intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.

Relative to QTS’ initial expectations at the beginning of 2020, the Company has increased the amount of capacity it expects to deliver and bring into service in 2020 by more than 100,000 square feet of raised floor driven by strong year-to-date signed leasing activity. The majority of this incremental capacity is concentrated in QTS’ Ashburn, Chicago, Fort Worth and Atlanta (DC-2) facilities in addition to active projects in Richmond, Irving, Eemshaven and Atlanta-Suwanee. In total, over the course of the rest of 2020, the Company expects to bring an additional 158,000 raised floor NRSF into service at an aggregate cost of approximately $313 million, of which $225 million has already been spent as of June 30, 2020.

Balance Sheet and Liquidity

In June 2019, the Company established an “at-the-market” equity offering program (the “Prior ATM Program”) pursuant to which the Company could issue, from time to time, up to $400 million of its Class A common stock, which could include shares to be issued on a forward basis. The use of forward sales under the Prior ATM Program generally allowed the Company to lock in a price on the sale of shares of its Class A common stock when sold by the forward sellers, but defer receiving the net proceeds from such sales until the shares of Class A common stock are issued at settlement on a later date. See the table below for activity related to the Company’s stock settlements related to the Prior ATM Program.

In May 2020, the Company established a new “at-the-market” equity offering program (the “ATM Program”) pursuant to which the Company may issue, from time to time, up to $500 million of its Class A common stock, which may include shares to be sold on a forward basis. As under the Prior ATM Program, the use of forward sales under the ATM Program generally allows the Company to lock in a price on the sale of shares of its Class A common stock when sold by the forward sellers, but defer receiving the net proceeds from such sales until the shares of its Class A common stock are issued at settlement on a later date. See the table below for activity related to the Company’s forward stock issuances during the period.

In June 2020, QTS conducted an underwritten offering of 4,400,000 shares of common stock offered on a forward basis at a price of $64.90 per share, representing available proceeds upon physical settlement of approximately $271.9 million, subject to certain adjustments. The Company expects to physically settle this forward sale (by the delivery of shares of common stock) and receive proceeds, subject to certain adjustments, from the sale of those shares of common stock by June 30, 2021, although the Company has the right to elect settlement prior to that time.

The following table represents a summary of the Company’s equity issuances from the date of the first quarter earnings report through June 30, 2020 (in thousands):

Offering Program	Forward Shares Sold/(Settled)		Proceeds Available (1)
As of First Quarter Earnings Report (April 27, 2020)	6,415		$338,091	(2)
May 2020 ATM Program - Sales	517		31,690
June 2020 Offering - Sales	4,400		271,938
June 2019 Prior ATM Program - Settlements	(1,033)	(3)	(51,162)
Shares and proceeds available as of June 30, 2020	10,299		$590,557

(1)	Proceeds available remain subject to certain adjustments until settled.
(2)	Proceeds available reported in the first quarter earnings release were $342 million. The $4 million decrease is due to reductions of unsettled forward shares related to QTS dividends.
(3)	Represents the number of forward shares the Company elected to physically settle in June 2020.

As shown in the table above, as of June 30, 2020, the Company currently has access to approximately $591 million of undrawn net proceeds through forward stock sales, subject to certain adjustments.

As of June 30, 2020, the Company’s total net indebtedness, inclusive of its pro rata share of joint venture net debt, was approximately $1.7 billion. The Company’s net debt to annualized Adjusted EBITDA ratio pro forma for the effects of cash expected to be received upon the full physical settlement of, and issuance of, 10.3 million shares of common stock pursuant to forward equity sales described

3 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

above, assuming such proceeds were used to repay a portion of the Company’s outstanding debt, is approximately 3.7x. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures. Excluding the effects of cash expected to be received under the aforementioned forward stock sales, the Company’s leverage ratio is 5.8x.

As of June 30, 2020, pro forma for approximately $591 million of available proceeds at the Company’s election to physically settle the aforementioned forward equity sales, the Company’s total available liquidity is approximately $1.1 billion. Total available liquidity is comprised of $591 million of available proceeds from forward equity sales, $489 million of available capacity under the Company’s unsecured revolving credit facility and approximately $16 million of cash and cash equivalents.

Novel Coronavirus (COVID-19)

QTS continues to actively monitor developments with respect to COVID-19 and has taken numerous actions based on corporate policies specifically focusing on the safety and wellness of its customers, partners, and employees, as well as providing continuous and resilient services. Although the COVID-19 pandemic has caused significant disruptions to the United States and global economy and has contributed to significant volatility and negative pressure in financial markets, as of the date of this report these developments have not had a known material adverse effect on the Company’s business. As of the date of this report, each of the Company’s data centers in North America and Europe are fully operational and operating in accordance with the Company’s business continuity plans. Across each of the respective jurisdictions in which the Company operates, the Company’s business has been deemed essential operations, which has allowed the Company to remain fully staffed with critical personnel in place to continue to provide service and support for its customers.

In its last earnings release on April 27, 2020, the Company reported that since the beginning of the economic disruptions from COVID-19, the Company had experienced a modest increase in customer requests for extended payment terms, primarily concentrated in the retail, oil and gas, hospitality and transportation customer verticals, with these customers representing approximately 5% of the Company’s revenue for the three months ended March 31, 2020. During the remainder of the second quarter of 2020, the pace of additional customer requests for extended payment terms moderated while a number of customers who had previously asked for extended payment terms have since resumed payments. Overall, the Company continues to see cash collections and receivables trending at a level that is closer to its historical levels.

In addition, the Company reported in its last earnings release on April 27, 2020 that it had experienced modest delays in construction activity in a few of its markets primarily as a result of availability of contractors and slower permitting. During the remainder of the second quarter and through the date of this report, the Company is pleased to report that its commitments to customers remain on track and it does not currently anticipate any meaningful delays in its development activity associated with the Company’s booked-not-billed backlog in 2020 assuming current trends continue.

The extent to which COVID-19 impacts our and our customers’ operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions taken to contain COVID-19 or treat its impact, among others.

2020 Guidance

	2020 Revised Guidance		Previous 2020 Guidance
($ in millions except per share amounts)	Low	High	Low	High
Revenue	$523	$537	$523	$537
Adjusted EBITDA	$280	$290	$275	$285
Operating FFO per fully diluted share	$2.73	$2.83	$2.69	$2.83

As a result of strong year to date leasing activity, the Company has outperformed its initial expectations for recurring revenue. However, as a result of lower than expected utility rates, particularly in Atlanta, the Company’s largest market, the Company’s power recovery revenue has trended lower than initial expectations for the year. Factoring in the net effect of these two items, the Company is reaffirming its revenue guidance for 2020 of $523 million - $537 million. In addition, as a result of the Company’s strong year to date customer retention and visibility into customer activity for the remainder of 2020, the Company is lowering its annual churn guidance to 3 - 5%, down from the previous range of 3 - 6%.

The Company is increasing its 2020 Adjusted EBITDA guidance from a previous range of $275 million - $285 million to a new range of $280 million - $290 million. The Company’s improved Adjusted EBITDA outlook primarily reflects outperformance in recurring revenue year to date associated with strong leasing activity, continued operating leverage in its platform, reduced utility expenses net of recoveries, and lower than initially expected corporate travel expenses associated with the effects of COVID-19. The Company has incorporated an aggregate benefit of approximately $2 million - $3 million into its updated 2020 Adjusted EBITDA and OFFO per

4 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

fully diluted share guidance reflecting the combined impact of lower than initially expected corporate travel expense and reduced utility expenses, net of recoveries.

The Company is increasing its 2020 OFFO per fully diluted share guidance from a previous range of $2.69 - $2.83 per share to a new range of $2.73 - $2.83 per share to reflect its higher Adjusted EBITDA outlook and updated capital development plan. The updated 2020 OFFO per fully diluted share guidance range represents an increase of $0.02 at the midpoint relative to the Company’s previous guidance range.

The Company is increasing its 2020 cash paid for capital expenditures guidance (excluding acquisitions and including its proportionate share of cash capital expenditures associated with the unconsolidated entity) as a result of strong year to date signed leasing activity that has resulted in a $111.2 million booked-not-billed annualized MRR backlog as of June 30, 2020 and improved sales pipeline visibility for the remainder of 2020. The Company is increasing its 2020 cash paid for capital expenditures guidance from a previous range of $550 million - $600 million to a new range of $650 million - $750 million.

The Company’s 2020 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect revenues in line with current expectations. The Company is also monitoring the impacts of COVID-19 on the fair value of its assets. While the Company does not currently anticipate any material impairments on its assets as a result of COVID-19, future changes in expectations for sales, earnings and cash flows related to fixed assets, intangible assets and goodwill could cause these assets to be impaired. While these are the Company’s current assumptions, this is an evolving situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Conference Call Details

The Company will host a conference call and webcast on July 28, 2020, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 3464888# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned data center space throughout primarily North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 25 data centers and supports more than 1,200 customers primarily in North America and Europe.

QTS Investor Relations Contact

Stephen Douglas – EVP – Finance

ir@qtsdatacenters.com

5 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

6 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except shares data)

	June 30,	December 31,
	2020 (1)	2019 (1)
ASSETS
Real Estate Assets
Land	$149,023	$130,605
Buildings, improvements and equipment	2,487,379	2,178,901
Less: Accumulated depreciation	(623,915)	(558,560)
	2,012,487	1,750,946
Construction in progress (2)	976,257	920,922
Real Estate Assets, net	2,988,744	2,671,868
Investments in unconsolidated entity	26,535	30,218
Operating lease right-of-use assets, net	54,274	57,141
Cash and cash equivalents	16,474	15,653
Rents and other receivables, net	76,638	81,181
Acquired intangibles, net	74,700	81,679
Deferred costs, net (3)	54,775	52,363
Prepaid expenses	11,846	10,586
Goodwill	173,843	173,843
Other assets, net (4)	48,809	49,001
TOTAL ASSETS	$3,526,638	$3,223,533

LIABILITIES
Unsecured credit facility, net (5)	$1,201,962	$1,010,640
Senior notes, net of debt issuance costs (5)	395,930	395,549
Finance leases and mortgage notes payable	45,572	46,876
Operating lease liabilities	61,252	64,416
Accounts payable and accrued liabilities	168,187	142,547
Dividends and distributions payable	37,461	34,500
Advance rents, security deposits and other liabilities	20,070	18,027
Derivative liabilities	65,297	26,609
Deferred income taxes	510	749
Deferred income	43,461	39,169
TOTAL LIABILITIES	2,039,702	1,779,082

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of June 30, 2020 and December 31, 2019, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 61,431,881 and 58,227,523 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	614	582
Additional paid-in capital	1,463,445	1,330,444
Accumulated other comprehensive income (loss)	(61,322)	(24,642)
Accumulated dividends in excess of earnings	(428,972)	(376,002)
Total stockholders’ equity	1,381,200	1,337,817
Noncontrolling interests	105,736	106,634
TOTAL EQUITY	1,486,936	1,444,451
TOTAL LIABILITIES AND EQUITY	$3,526,638	$3,223,533

(1)	The balance sheet at June 30, 2020 and December 31, 2019, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.
(2)	As of June 30, 2020, construction in progress included $198.5 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.
(3)	As of June 30, 2020 and December 31, 2019, deferred costs, net included $7.0 million and $8.0 million of deferred financing costs net of amortization, respectively, and $47.7 million and $44.3 million of deferred leasing costs net of amortization, respectively.
(4)	As of June 30, 2020 and December 31, 2019, other assets, net included $45.5 million and $45.8 million of corporate fixed assets, respectively, primarily relating to corporate offices, leasehold improvements and product related assets.
(5)	Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.0 million and $10.8 million at June 30, 2020 and December 31, 2019, respectively, have been netted against the related debt liability line items for both periods presented.
(6)	As of June 30, 2020, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of June 30, 2020, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

7 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenues:
Rental (1)	$125,996	$120,081	$114,977	$246,077	$224,366
Other (2)	5,644	6,211	4,190	11,855	7,490
Total revenues	131,640	126,292	119,167	257,932	231,856
Operating expenses:
Property operating costs	40,349	40,781	38,570	81,130	72,673
Real estate taxes and insurance	4,106	3,911	3,355	8,017	6,722
Depreciation and amortization	47,554	45,070	41,481	92,624	80,269
General and administrative (3)	21,391	20,683	20,124	42,074	40,015
Transaction, integration and impairment costs	381	216	1,039	597	2,253
Total operating expenses	113,781	110,661	104,569	224,442	201,932
Gain on sale of real estate, net	—	—	—	—	13,408
Operating income	17,859	15,631	14,598	33,490	43,332
Other income and expense:
Interest income	2	—	36	2	81
Interest expense	(6,924)	(7,162)	(6,459)	(14,086)	(13,605)
Other income (expense)	—	159	(40)	159	(40)
Equity in net loss of unconsolidated entity	(590)	(677)	(401)	(1,267)	(675)
Income before taxes	10,347	7,951	7,734	18,298	29,093
Tax benefit (expense) of taxable REIT subsidiaries	(138)	169	(199)	31	(410)
Net income	10,209	8,120	7,535	18,329	28,683
Net income attributable to noncontrolling interests (4)	(317)	(110)	(52)	(427)	(1,642)
Net income attributable to QTS Realty Trust, Inc.	$9,892	$8,010	$7,483	$17,902	$27,041
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(14,090)	(14,090)
Net income attributable to common stockholders	$2,847	$965	$438	$3,812	$12,951

Net income (loss) per share attributable to common shares:
Basic (5)	$(0.05)	$(0.01)	$(0.03)	$(0.06)	$0.17
Diluted (5)	(0.05)	(0.01)	(0.03)	(0.06)	0.17

(1)	Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $12.5 million, $12.3 million, and $12.7 million for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively, and $24.8 million and $23.5 million for the six months ended June 30, 2020 and 2019, respectively. Straight line rent was $5.8 million, $3.8 million and $1.0 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $9.6 million and $2.5 million for the six months ended June 30, 2020 and 2019, respectively.
(2)	Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)	Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.2%, 16.4%, and 16.9% of total revenues for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and 16.3% and 17.3% of total revenues for the six months ended June 30, 2020 and 2019, respectively.
(4)	The weighted average noncontrolling ownership interest of QualityTech, LP was 9.9%, 10.2% and 10.7% for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and 10.1% and 11.0% for the six months ended June 30, 2020 and 2019, respectively.
(5)	Basic and diluted net income (loss) per share were calculated using the two-class method.

8 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income (Loss)

(unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	64	(223)	66	(159)	66
Decrease in fair value of derivative contracts	(3,641)	(36,715)	(18,606)	(40,356)	(28,459)
Reclassification of other comprehensive income to utilities expense	410	354	—	764	—
Reclassification of other comprehensive income to interest expense	2,703	758	(471)	3,461	(965)
Comprehensive income (loss)	9,745	(27,706)	(11,476)	(17,961)	(675)
Comprehensive (income) loss attributable to noncontrolling interests	(1,022)	2,831	1,291	1,809	74
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$8,723	$(24,875)	$(10,185)	$(16,152)	$(601)

9 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

10 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FFO
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Equity in net loss of unconsolidated entity	590	677	401	1,267	675
Real estate depreciation and amortization	44,196	41,700	38,544	85,896	74,471
Gain on sale of real estate, net	—	—	—	—	(13,408)
Pro rata share of FFO from unconsolidated entity	399	278	344	677	385
FFO (1)	55,394	50,775	46,824	106,169	90,806
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(14,090)	(14,090)
FFO available to common stockholders & OP unit holders	48,349	43,730	39,779	92,079	76,716

Transaction and integration costs	381	216	1,039	597	2,253
Operating FFO available to common stockholders & OP unit holders (2)	48,730	43,946	40,818	92,676	78,969

Maintenance capital expenditures	(4,220)	(1,662)	(2,233)	(5,882)	(2,942)
Leasing commissions paid	(6,805)	(8,998)	(6,528)	(15,803)	(13,043)
Amortization of deferred financing costs	991	987	979	1,978	1,957
Non real estate depreciation and amortization	3,358	3,370	2,937	6,728	5,798
Straight line rent revenue and expense and other	(5,702)	(3,755)	(979)	(9,457)	(2,401)
Tax expense (benefit) from operating results	138	(169)	199	(31)	410
Equity-based compensation expense	6,082	4,875	4,296	10,957	7,596
Adjustments for unconsolidated entity	(88)	66	(42)	(22)	(20)
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$42,484	$38,660	$39,447	$81,144	$76,324

(1)	No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the six months ended June 30, 2020 and 2019.
(2)	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

11 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA

The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business, and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
EBITDAre and Adjusted EBITDA
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Equity in net loss of unconsolidated entity	590	677	401	1,267	675
Interest income	(2)	—	(36)	(2)	(81)
Interest expense	6,924	7,162	6,459	14,086	13,605
Tax expense (benefit) of taxable REIT subsidiaries	138	(169)	199	(31)	410
Depreciation and amortization	47,554	45,070	41,481	92,624	80,269
Gain on disposition of depreciated property	—	—	—	—	(13,408)
Pro rata share of EBITDAre from unconsolidated entity	924	819	863	1,743	1,078
EBITDAre (1)	$66,337	$61,679	$56,902	$128,016	$111,231

Equity-based compensation expense	6,082	4,875	4,296	10,957	7,596
Transaction and integration costs	381	216	1,039	597	2,253
Adjusted EBITDA	$72,800	$66,770	$62,237	$139,570	$121,080

(1)	No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the six months ended June 30, 2020 and 2019.

12 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

A reconciliation of net income to NOI is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Operating Income (NOI)
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Equity in net loss of unconsolidated entity	590	677	401	1,267	675
Interest income	(2)	—	(36)	(2)	(81)
Interest expense	6,924	7,162	6,459	14,086	13,605
Depreciation and amortization	47,554	45,070	41,481	92,624	80,269
Other (income) expense	—	(159)	40	(159)	40
Tax expense (benefit) of taxable REIT subsidiaries	138	(169)	199	(31)	410
Transaction, integration and impairment costs	381	216	1,039	597	2,253
General and administrative expenses	21,391	20,683	20,124	42,074	40,015
Gain on sale of real estate, net	—	—	—	—	(13,408)
NOI from consolidated operations (1)	$87,185	$81,600	$77,242	$168,785	$152,461
Pro rata share of NOI from unconsolidated entity	927	844	842	1,771	1,076
Total NOI (1)	$88,112	$82,444	$78,084	$170,556	$153,537

(1)	Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.8 million, $4.7 million and $4.6 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $9.5 million and $9.0 million for the six months ended June 30, 2020 and 2019, respectively.

13 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Recognized MRR in the period
Total period revenues (GAAP basis)	$131,640	$126,292	$119,167	$257,932	$231,856
Less: Total period variable lease revenue from recoveries	(12,528)	(12,275)	(12,672)	(24,803)	(23,465)
Total period deferred setup fees	(4,520)	(3,924)	(3,822)	(8,444)	(7,053)
Total period straight line rent and other	(9,327)	(8,032)	(5,485)	(17,359)	(9,428)
Recognized MRR in the period	105,265	102,061	97,188	207,326	191,910

MRR at period end
Total period revenues (GAAP basis)	$131,640	$126,292	$119,167	$257,932	$231,856
Less: Total revenues excluding last month	(87,538)	(82,446)	(77,863)	(213,830)	(190,552)
Total revenues for last month of period	44,102	43,846	41,304	44,102	41,304
Less: Last month variable lease revenue from recoveries	(4,350)	(4,156)	(4,222)	(4,350)	(4,222)
Last month deferred setup fees	(1,533)	(1,410)	(1,322)	(1,533)	(1,322)
Last month straight line rent and other	(2,480)	(3,669)	(3,349)	(2,480)	(3,349)
Add: Pro rata share of MRR at period end of unconsolidated entity	352	352	369	352	369
MRR at period end	$36,091	$34,963	$32,780	$36,091	$32,780

14 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com